Exhibit 99.2

RadNet, Inc. - Third Quarter 2017 Financial Results Conference Call, November 09, 2017

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President & Chief Financial Officer

Dr. Howard G. Berger, Chairman, President, Chief Executive Officer & Treasurer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies LLC

Mitra Ramgopal, Sidoti & Company

Ed Kressler, Angelo Gordon

P R E S E N T A T I O N

Operator:

Good day, and welcome to the RadNet, Inc. Third Quarter 2017 Financial Results Conference Call. Today's conference is being recorded. At this time, I'd now like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark D. Stolper:

Good morning. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's third quarter 2017 financial results. Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated among others are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties, which may cause RadNet's actual results to differ materially from the statements contained herein.

These risks and uncertainties include the risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31, 2016, and RadNet's quarterly report on Form 10-Q to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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With that, I'd like to turn the call over to Dr. Howard Berger.

Dr. Howard G. Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our third quarter 2017 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I am very pleased by the continuing, consistent improvement in our metrics and financial performance. Our revenues increased 1.9% and our Adjusted EBITDA increased 1.3% over last year's third quarter, adjusting for the sale of our Rhode Island centers completed in April. Also adjusting for the sale of Rhode Island, procedural volumes increased 2.4% on an aggregate basis and 1.5% on a same-center basis, relative to the third quarter of last year. Earnings and earnings per share increased quarter over same quarter. Adjusted earnings per share was $0.12 per share in the third quarter of 2017, an increase from $0.11 from the third quarter of 2016 as adjusted for extraordinary events taken place in both quarters.

The quarter's performance is especially encouraging since we had one less workday during the third quarter relative to last year's quarter. Based upon our annual run rate of over $900 million of revenue, each workday is worth over $3 million of revenue to us, of which our experience is that almost 40% of this incremental revenue would fall to the EBITDA line. Additionally, we made significant investments in our reimbursement operations in the last two quarters, including ramping up staffing in self-pay collections. Accounts receivable follow-up, preauthorization, cash posting and senior Management. We expect to see the benefits of these investments in future quarters in terms of better collection yields and lower DSOs. For these reasons, this quarter's results give me confidence about our metrics as we conclude 2017 and head into 2018.

Our consistent and improved performance during this quarter and the last several quarters have resulted in significant deleveraging of our capital structure. Our leverage has declined from 5.25x net debt to trailing 12-month EBITDA to under 4.60x as of the end of this quarter. Our goal is to reduce leverage to under 4x net debt-to-EBITDA during 2018. Upon this further reduction, we would capture up to another $3 million of annual cash interest expense savings based on a pricing grid in our new credit facility.

I believe the consistent improvement we demonstrated in our operating results over the last year and a half is a result of our executing on a focused multi-faceted strategy. I'd like to reemphasize what the strategy is. First, we are streamlining our business through divesting noncore or underperforming operations. In April, we completed the sale of five centers in Rhode Island to another Operator in that market. The five centers were originally part of RadNet's acquisition completed in November 2011 of the U.S. operations of CML HealthCare.

When we purchased the assets of CML, we were most interested in CML's operations in Maryland. Managing the Rhode Island region consumed time and energy in a marketplace we felt was unlikely to grow for us. We concluded that our Rhode Island assets were better suited under the ownership of another local Operator. Also in April, as part of a larger strategic relationship with Cedar-Sinai, we sold to Cedar's our medical oncology practices in the San Fernando Valley of Los Angeles. We originally purchased these oncology practices because of their connection with our Breastlink business and because they rely heavily on diagnostic imaging. Operating medical oncology practices was never our core business, and we were able to sell our ownership to Cedars who will continue to utilize RadNet for the imaging needs for these practices. In September, we sold to Verihealth our interest in Breastlink California, our integrated Breast Disease Management operation. Like the San Fernando Valley Oncology operations, we created Breastlink partially to capture substantial imaging volumes resulting from breast cancer screening and treatment. By transferring the professional responsibilities of Breastlink to Verity, like Cedars, another strategic partner, we will remain the imaging provider of choice for these patient populations.

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In aggregate, these divested operations were running at a deficit. Through divesting the operations while regaining the imaging—while retaining the imaging volumes, we should pick up about $3 million of EBITDA in 2018.

The second part of our multi-faceted strategy is continued growth and penetration of our five core markets. On August 7, we completed acquisition of Diagnostic Imaging Associates in Delaware. DIA owns seven imaging centers and was our largest nonhospital competitor in Delaware. We expect that there will be unique cost savings and revenue efficiencies through the consolidation with our preexisting Delaware operations. With this acquisition, we become the clear leader in this marketplace and the obvious, lower-cost alternative to the hospitals. During the first three quarters of 2017, we also completed smaller tuck-in acquisitions in Stockton; Torrance; and Santa Monica, California; Silver Springs, Maryland; and more recently, we completed the acquisition of a PET/CT center in Manhattan. The stronger we get in each of our core markets, the more efficient we can be as an Operator. Furthermore, our scale positions us to achieve long-term stable pricing with regional health plans and insurance companies and affords us joint venture opportunities and unique alternative payment and contrasting arrangements.

The third part of our multi-faceted strategy is our continuing pursuit of health system joint ventures. During 2017, we both expanded existing ventures and established new JVs. On July 1, 2017, we formed the majority-owned subsidiary, Advanced Imaging of Timonium Crossing, LLC, in conjunction with the University of Maryland St. Joseph Medical Center. We sold our 25% interest in an imaging center to the University of Maryland St. Joseph Medical Center. This new joint venture expands an existing relationship we have with the University of Maryland medical systems while we operate another—where we operate other joint ventures in Maryland with this health system.

On April 1, 2017, we established two joint ventures with Cedars-Sinai Medical Center. First, we sold a 25% noncontrolling interest in four existing RadNet facilities in the San Fernando Valley of Los Angeles. Additionally, we established a joint venture in Santa Monica, California with Cedars by selling Cedars a 60% controlling interest in our existing resolution imaging facility. Cedars-Sinai is one of the premier academic medical centers in the country and has extensive outreach and breadth of capabilities that are expanding across the greater Los Angeles area. We are ready to evaluate other opportunities with Cedars in the near future.

We are enthusiastic about our joint venture strategy. In many cases, we are converting what would otherwise be formidable competitors for outpatient businesses into business partners. Often, the health systems have relationships with referring physicians, or in some cases, actually we own primary care or specialist groups that can refer business to the JVs. Many of our partners recognize that more and more outpatient imaging is migrating to freestanding, nonhospital settings. These partners also recognize the need for partnering with an organization like RadNet, who has expertise in operating lower-cost ambulatory facilities in medical communities outside of hospital campuses.

The fourth part of our multi-faceted strategy is our willingness to engage and in our pursuit of alternative payment models and in particular capitation. We currently have assumed responsibility for providing outpatient imaging to 1.5 million managed-care lives in California under full-risk capitation arrangements with various medical groups. We're able to service these patients because of our significant scale, number of facilities, spanning wide geographies, sophisticated IT infrastructure and comprehensive utilization Management capabilities. These capabilities set us apart from all other imaging center companies and uniquely position us to assume and manage utilization risk. We are aggressively pushing forward with these payment models on the East Coast and continue to be encouraged that alternative payment structures and risk taking will be a construct that can work on both coasts. While we are hopeful that in the coming quarters we would—we are hopeful that in the coming quarters, we will be able to announce more and more capitation arrangements on the East Coast.

The last part of our strategy is the expansion of our information technology platform or eRAD. We continue to grow eRAD through acquiring more customers and through purchasing and developing additional software capabilities. As RadNet continues to grow and our workflow becomes more complex, it is vital that our IT infrastructure can support the demands of our business. We are continually making improvements to eRAD, which are rolled out to our RadNet facilities and those of our growing client base. In some cases, we purchased capabilities from companies we discover in the marketplace, whose technologies complement or enhance those of eRAD. In January, we entered into a joint venture with one such Company called Script Center. Script Center provides secure data transmission services of medical information from referring physicians and their EHRs, electronic medical records, to radiology providers.

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As we move forward into the fourth quarter, I expect our business will produce a significant amount of free cash flow. Part of the reason is that we spent over $49 million of our 2017 roughly $55 million to $60 million capital expenditures budget. This is typical as we frontload our construction and equipment replacement programs each year to meet our operating objectives by end of year. Additionally, we completed a refinancing in August, which Mark will discuss in more detail in his prepared remarks. The result is that we are now paying lower cash interest expense, which will also benefit our cash flow in the fourth quarter. We ended the third quarter with a cash balance of over $8 million despite having completed the acquisition of DIA in Delaware, for which we spent $13 million in cash. I'm anticipating this cash balance to substantially increase by the end of the year. This expected significant cash balance at the end of the year will either be used to repay debt consistent with our continuing deleveraging strategy or be reinvested in growth opportunities we may identify.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2017 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper:

Thank you, Howard. I'm now going to briefly review our third quarter 2017 performance in attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our third quarter performance. Lastly, I will reaffirm 2017 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and noncash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to noncontrolling interest in subsidiaries and is adjusted for noncash or extraordinary and onetime events taking place during the period.

A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our third quarter 2017 results. For the three months ended September 30, 2017, RadNet reported revenue and Adjusted EBITDA of $227.6 million and $36.1 million, respectively. Revenue increased $3 million or 1.3% over the prior year same quarter and Adjusted EBITDA increased $188,000 or 0.5% over the prior year same quarter.

Adjusting for the sale of the Rhode Island facility completed on April 28, 2017, revenue increased 1.9% and Adjusted EBITDA increased 1.3% from the third quarter of 2016. Adjusting for the sale of all the discontinued or closed operations, which includes Breastlink, Rhode Island and the oncology operations, revenue in the third quarter of 2017 increased $9.9 million over the same quarter last year or 4.6%. Of this increase, $5.3 million or 54% of the increase was from same-center performance.

For the third quarter of 2017, as compared with the prior year's third quarter and excluding Rhode Island from last year's third quarter, MRI volume increased 5.1%, CT volume increased 6.3% and PET/CT volume increased 4.5%. Overall volume taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams increased 2.4% over the prior year's third quarter.

I will now discuss the procedural volume. Note that the beginning—beginning in the second quarter of this year, all procedural numbers I'm discussing includes all of our joint ventures, whether consolidated or unconsolidated from an accounting perspective. Our JVs have become a material part of our business, and by including their procedural volumes, it provides a more accurate and complete picture of our operations. For this quarter and going forward, I will restate the prior year's procedural volumes in the same manner to make meaningful comparisons.

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In the third quarter of 2017, we performed 1,757,976 total procedures. The procedures were consistent with our multi-modality approach in the third quarter, whereby 75.8% of all the work we did by volume was from routine imaging.

Our procedures in the third quarter of 2017 were as follows. Note the procedural volumes for comparison purposes that I will be providing for the third quarter of 2016 is adjusted for the sale of Rhode Island. We performed 241,242 MRIs this quarter as compared with 229,609 MRIs in the third quarter of 2016. We performed 175,356 CTs this quarter as compared with 165,019 CTs in the third quarter of 2016. We performed 8,769 PET/CTs this quarter as compared with 8,393 PET/CTs in the third quarter 2016. We performed 1,332,609 routine imaging exams this quarter, which include nuclear medicine, ultrasound, mammography, x-ray and all other exams as compared with 1,313,710 exams in the third quarter of 2016.

On a same-center basis, including only those centers which were part of RadNet for both the third quarter of 2017 and 2016, MRI volume increased 3.3%, CT volume increased 5.5% and PET/CT volume increased 2.8%. Overall same-center volume taking into account routine imaging exams increased 1.5% with the prior year same quarter.

Net income increased $1.6 million over the third quarter of 2016. Per share net income for the third quarter was $0.07 compared to per share net income in the third quarter 2016 of $0.04, based upon weighted average number of diluted shares outstanding of 47.6 million and 46.3 million for these periods in 2017 and 2016, respectively. The comparison of net income is affected by certain unusual items which occurred in each of the third quarters of 2017 and 2016. During the quarter—the third quarter of 2017, we had pretax losses related to: one, our divested—closed oncology operations of $2 million; two, our severance related to Breastlink of $1 million; and three, expenses from our refinancing transaction of $235,000.

Affecting the third quarter of 2016, we wrote off a $709,000 of deferred financing fees and expensed $606,000 of one-time rating agency and legal fees related to our refinancing transaction completed on July 1, 2016. We also had one-time $1.2 million adjustment to depreciation expense and $2 million of severance related to our New York acquisitions. Adjusting for these events on a tax-effective basis in both quarters, adjusted earnings per share was $0.12 in the third quarter of 2017 as compared with $0.11 in the third quarter of 2016.

Also affecting net income in the third quarter of 2017, excluding the items I mentioned above in the adjusted earnings calculation were certain noncash expenses or nonrecurring items including the following: $1.5 million of noncash employee stock compensation expense resulting from divesting of certain options and restricted stock; $139,000 of additional severance paid in connection with headcount reductions related to cost savings initiatives; $420,000 loss on the sale or disposal of certain capital equipment and $877,000 of amortization of deferred financing cost and loan discounts related to our credit facilities.

Overall, GAAP interest expense for the third quarter of 2017 was $10.2 million. This compares with GAAP interest expense in the third quarter of 2016 of $11.4 million. Cash paid for interest during the period, which excludes noncash deferred financing expenses and accrued interest was $10.1 million as compared to $8.3 million in the third quarter of last year. This increased amount this year—in this year's third quarter relative to last year was mainly due to the timing of when our LIBOR contracts matured and due to the acceleration of accrued interest payments related to our refinancing transaction that occurred in late August.

At September 30, 2017, after giving effect to bond and term loan discounts, we had $609.5 million of net debt, which is total debt left at cash balance, and we were undrawn on our $117.5 million revolving line of credit and had a cash balance of $8.5 million.

During the quarter, we repaid $5.3 million of notes and leases payable and had cash capital expenditures, net of asset dispositions, which include imaging centers and medical practices of $1.4 million.

Since December 31, 2016, accounts receivable increased approximately $4.4 million and our net days sales outstanding, or DSOs, were 62.97 days, an increase of approximately 1.74 days since the year-end 2016.

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At this time, I'd like to reaffirm our 2017 fiscal year guidance levels, which we released in conjunction with our fourth quarter and year-end 2016 financial results.

For total net revenue, our guidance range has remained between $895 million and $925 million; for Adjusted EBITDA, our guidance range remains between $135 million and $145 million; for capital expenditures, our guidance range remains between $55 million and $60 million; for cash interest expense, our guidance range remains between $35 million and $45 million—$40 million; and for free cash flow generation, which we define as Adjusted EBITDA, less our total capital expenditures and cash paid for interest, our guidance range remains between $40 million and $50 million. We are on track to meet our guidance ranges for the year and all guidance range—ranges remained unchanged from what we announced earlier this year.

I'll now take a few minutes to give you an update on 2018 reimbursement and discuss what we know with regards to 2018 anticipated Medicare rates.

With respect to 2018 Medicare reimbursement, at the end of July, we received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about that time every year. At that time, we completed an initial analysis and compared those rates to 2017 rates. We volume weighted our analysis using expected 2018 procedural volumes by modality by CPT code. Our initial analysis at that time showed that the Medicare rates for 2018 were proposed to be essentially neutral relative to 2017 rates. We expected an impact of less than $1 million in aggregate to our revenue.

Last week, we received from CMS its final rule, which will govern next year's reimbursement. We completed an initial analysis along the lines we performed in July on the initial proposal. We are pleased to report that like the initial proposal in July, we anticipate a negligible impact to RadNet next year. We are obviously pleased with this, and this is the only the third year since we advent of the Deficit Reduction Act in 2007 where CMS is leaving our rates essentially unchanged. Our industry has been significantly impacted by rate cuts, and we've consistently have had to improve our business, and in some cases, dramatically, just to stay in place. We will continue to be focused on lowering our cost structure through using our scale and our ability to drive efficiencies in our organization. We will continue to seek pricing increases in regions where we are essential to the health care delivery system to private payers and its health plans, recognizing that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnerships with health systems where we think that these arrangements can result in increased volumes and long-term stable pricing from private payers. Lastly, we will continue to acquire strategic targets at 3 to 5x EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with their existing operations.

I'd now discuss our refinancing transaction briefly. On August 22, we completed a refinancing transaction. We amended and restated our first lien credit agreement dated July 1, 2016, and raised $170 million of incremental first lien term debt under the first lien agreements. The proceeds of the offering were used to repay in its entirety the $168 million of principal amount that we had outstanding under our second lien credit agreement dated March 25, 2014. After the offering, we continue to have available to us, $117.5 million of revolving credit facility capacity under the first lien agreement, which is currently undrawn upon. The result of the transaction was that we simplified our capital structure, addressed the maturity of our second lien term loan, which would have otherwise matured in 2021 and created additional flexibility to grow our business and reduce our interest expense by approximately $3 million on an annual basis.

Additionally, there is a repricing grid in the amended credit agreement that would afford us an additional up to $3 million of annual interest savings should we deleverage the Company below 4x debt-to-EBITDA.

I'd now like to turn the call back to Dr. Berger, who'll make some closing remarks.

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Dr. Howard G. Berger:

Thank you, Mark. The traditional lines defining health care are rapidly changing. We've seen major strategic moves by some of the biggest names in health care over the last 12 to 18 months that indicate where health care is headed in the coming years. United Health, through its Optum subsidiary, has purchased physician groups, urgent care centers and surgery centers. Other insurers like Humana and several of the Blue Cross/Blue Shield providers have also began to vertically integrate or establish an ambulatory provider strategy. There are even rumors that Aetna and CVS are in discussions to combine. Some health care systems are creating their own insurance products. Amidst the consolidation and change, one thing is becoming abundantly clear. Health care services are moving away from hospitals into lower-cost ambulatory settings. There are 2 principal reasons for this.

First, patients are absorbing more of the financial burden of their health care than ever before because of the growing popularity of high deductible health plans. This popularity is being driven by the rising cost of premiums and is often the only way patients can obtain coverage at any level. As a result, patients are becoming more knowledgeable about the relative cost of services performed in hospitals versus outpatient facilities. The result is that patients are directing themselves into freestanding nonhospital operations, which offer the same or better services as hospitals do but at a fraction of the cost.

Second, insurance companies are also more frequently directing their patients into lower-cost settings through the creation of preferred provider networks and incentives such as lower copayment and office visit fees. In fact, Anthem, one of the nation's largest insurers, recently announced they would only reimburse outpatient imaging exams within hospitals under extraordinary medical necessity circumstances. Otherwise, it would direct all patients to freestanding centers like those operated by RadNet for their outpatient diagnostic and imaging needs.

These trends are very positive for RadNet. I continue to believe that we're well positioned to capitalize on the future direction of health care. We have proven that scale matters. We have demonstrated our ability to be a value-based Operator. We have shown that we can assume and manage utilization risk effectively, and we have created a scalable infrastructure on the cutting edge of technology with our eRAD IT platform and the equipment that we deploy and utilize at our facilities. We look forward to more dynamic change in the health care landscape and are determined to play a bigger role in the evolution that takes place in the coming years.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:

Thank you. Ladies and gentlemen, if you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you're using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Again press star, one to ask a question.

Your first question comes from Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut:

Good morning, guys. Howard, thanks for all the color, and especially the one at the end of your prepared remarks. I wanted to hit on that topic on Anthem. How do you think that will play out, and out fast does that initiative ramp across the industry or across the country? What do you need to do to prepare RadNet for that in terms of capturing that opportunity from Anthem as volumes shift out to hospital mostly due to independents like you guys.

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Dr. Howard G. Berger:

Good morning Brian. Well, the first part of your question about the length of time that this will take. If you'd asked me that question maybe six months ago, I probably would've had a much longer horizon. But I think as the marketplace itself is now recognizing the need for shifting of that business, it's not only Anthem but I think other major health insurance companies that are recognizing the need to do this sooner rather than later. My expectation is, something that might have taken three to five years is probably only going to take maybe two to three years at most to have a major impact.

Now, not all of that business is going to transfer out. We always have to be mindful that the referring physician is the one most often who determines where a patient goes for any kind of ambulatory services, and part of what I think we need to do as well as insurance companies is really both educate the consumer, which means the patients or the enrollees, but also the referring physicians. I think by taking a much more aggressive policy regarding not paying for those procedures will help force the referring physicians to break patterns of behavior, which are simply something ingrained in their psyche, not necessarily because there is a real differential for the patient. In fact, our position is that anybody, given the choice, would probably prefer to go to an outpatient facility rather than be directed into a hospital whose primary responsibility is delivering inpatient care, not outpatient care. I expect the transition to happen faster and it might have before this latest announcement by Anthem.

We are in fact fielding calls from other insurance companies that want to talk with us given that in the markets that we're in, we are the dominant outpatient provider. I think there is momentum already at pace here. We expect to see this impact our 2018 results. What we need to do to prepare for it, which I believe is the last part of your question, Brian, is continue to put systems in place that help our workflow and efficiencies. At the end of the day, diagnostic imaging is a technology play. We have been very prominent in our capital investment over the years. I think that new developments, particularly in the world of MRI, CT and PET/CT, are creating efficiencies through upgrades and new equipment that allow us to process patients considerably faster than we have in the past.

Combining upgrades and investment in our facilities, both with equipment and the physical plant, as well as and perhaps just as important, our IT infrastructure, which allows us to manage those patients more efficiently before, during and after their office visit, are critical to us to absorb this additional capacity that we expect to see. I think along with that, I believe there will be further opportunities for us to joint venture with some of these health systems that recognize the inevitable transition or migration of patients out of hospitals into freestanding facilities that want to have a partner that can help provide them with opportunity to replace the business that they're losing in the hospitals.

Brian Tanquilut:

I appreciate all the color. Mark, turning over to you if you don't mind. First, on the same-store performance in the quarter, you guys mentioned divestitures obviously and the extra—or the one fewer day. If we back out all those things, what would same-store revenue would gave looked like for the quarter?

Mark D. Stolper:

Yes. Sure. Same-store revenue was up 2.5%.

Brian Tanquilut:

That's excluding the impact of the one fewer day and the divestitures?

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Mark D. Stolper:

That's excluding the impact of the one fewer day, which would add another about $3 million by our estimation based upon our $900 million plus run rate, of which we're estimating somewhere between an impact of $1.2 million and $1.4 million of additional EBITDA would've been in the quarter had we had that one extra workday. This year, we had 63 workdays in the third quarter versus 64 last year, which is a huge impact for us on any given quarter. Just to note, just in total, we'll have one less work day in 2017 versus last year as well because 2016 was a leap year.

Brian Tanquilut:

Got it. Then Mark, as I think about...

Mark D. Stolper:

We had 265 workdays this year. Last year was 266.

Brian Tanquilut:

Okay. Then Mark, as we think about go forward with the divestitures, just puts and takes in terms of revenue, EBITDA. I know you called out $3 million EBITDA contribution from the divestitures. If you don't mind just walking us through how you're thinking of that, without giving guidance for 2018. How should we be thinking about the different moving parts, including reimbursement and I know you already talked about Medicare? But just how should we think about building the model up?

Mark D. Stolper:

Sure. Well, just to give you a little bit more color on the discontinued ops here. On a run-rate basis, if you add the revenue of Breastlink, Rhode Island and the oncology operations that we sold to Cedars, that's on a run rate about $36 million of revenue on an annualized basis that we've lost through selling those businesses. They were running themselves at a deficit. We said in our prepared remarks that that would increase our EBITDA in 2018 by approximately $3 million. Now, the reason why we got into these businesses originally is that they throw off a lot of imaging and we were able to exit these businesses in a manner in which where we can still recapture the imaging because we sold them to strategic partners of ours where we have joint venture relationships where they're incentivized to continue to send the business to RadNet or to imaging centers that we and they own jointly. Going in to your question, I think it's about 2018. Going into 2018, you could assume that although we'll have $36 million of less revenue, we'll have $3 million more of an EBITDA run rate going into 2018 due to our divesting of these operations.

Brian Tanquilut:

Got it. Okay. Then last question for me. As I think about—you mentioned that your goals to get under 4x leverage in 2018. What are your assumptions there in terms of acquisition spend? Obviously, that's a big part of the leverage computation or the outlook for you guys.

Mark D. Stolper:

Sure. I mean, from a guidance standpoint, because acquisitions are so binary in nature and we're making them on an opportunistic basis, we don't budget acquisitions. When we sit in our budget meetings and we go out to the field and we build our budget from the center level up, none of us really have much visibility in terms of the acquisitions that might take place during that year, particularly these small moms and pops, which come to us from time to time on a very unpredictable basis. But, as I can tell from our track record, we are acquisitive. We haven't done anything of real major significance since the fourth quarter of 2015 where we acquired the Doshi operations. Everything really in the last year and three quarters to two years has been more on a tuck-in basis. When we think about our budget for 2018, we take our operations and what we've done in 2017 and kind of bridge them based upon opportunities for growth, challenges, risks and then we built it out from a volume basis on a center level basis.

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Brian Tanquilut:

Mark, sorry. Just to follow-up on that. As I think about your acquisition strategy, basically, we should be thinking more tuck-ins and the deals should all be accretive, right?

Mark D. Stolper:

Yes.

Brian Tanquilut:

Meaning like leverage accretive. In other words, you don't do deals that make your leverage worse.

Mark D. Stolper:

Correct. I mean, the smaller tuck-in transactions we're completing generally between 3x and 4x EBITDA. In the cases of some of the midsized to larger acquisitions, we may stretch up to 5x EBITDA if it's very strategic to us. Ultimately, we feel like we can lower that even those stretch deals through consolidation opportunities, cost-saving opportunities over time.

Brian Tanquilut:

All right. Got it. Thanks guys.

Dr. Howard G. Berger:

Let me add one other point to that. I believe that the small tuck-in acquisitions that we discussed in our remarks prior to the question-and-answer session here, will go a substantial way in replacing the revenue which we—which has been lost through the divestitures. The importance of my making this comment is that our budget and prospects for 2018 probably were not that terribly different from a revenue standpoint. But our performance and margins should improve as a result of divesting, both operations that were very low margin and replacing that with better margin acquisitions that we've accomplished throughout 2017.

Brian Tanquilut:

All right, got it. Thanks guys.

Operator:

Thank you. Your next question comes from Mitra Ramgopal with Sidoti. Please go ahead.

Mitra Ramgopal:

Yes. Hi. Good morning. Just a few questions. First, Howard, as you look at the business today post sale of the centers in Rhode Island, Breastlink and your oncology assets, do you still see having to divest more even noncore or low-margin operations, or are you pretty much where you are or where you want to be right now?

Dr. Howard G. Berger:

I think we're pretty much where we are—where we want to be. Those other noncore operations at this point are very small. While there may be opportunities for us, I don't believe that they moved the dial very much one way or the other. I think 2017 will have been a watershed year for us that has allowed us to exit lower-margin operations and fortunately place those with now strategic partners so that we can still be the beneficiary of their imaging needs.

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Mitra Ramgopal:

Okay. You'd mentioned earlier that you're seeing insurance companies looking to purchase freestanding ambulatory providers etc., in terms of surgery centers. Do you see yourself as a potential candidate for insurance companies or more really as a partnership opportunity going forward?

Dr. Howard G. Berger:

I don't have a crystal ball. Certainly, I think that anything is possible when just a couple of weeks ago, we saw the announcement that CVS and Aetna were in talks to merge their businesses. I think as I said in my closing remarks, the lines are blurring here. What I particularly like about our position in the health care industry is that: Number one, we are outpatient-based and that clearly is the direction that all of health care is moving. I don't think there's a part of what we see being fundamentally designed that doesn't emphasize that strategy. The other thing, and I say this perhaps somewhat selfishly, but nonetheless, I think with very good experience in health care, imaging is a gateway to population health. I think the conversations that we're having and will have, whether it's with health systems, insurers or others, are further recognition that better outcomes and better population health Management is utilizing the tools of diagnostic imaging in a preventive and early diagnostic way. I think I wouldn't rule anything out. We're always interested in talking. I think conversations in and of themselves will lead to opportunities for strategic relationships regardless of what any kind of a financial alignment or stock alignment might look like. I think all these—this evolvement, if you will, of the health care industry affects us in a way that almost leaves the opportunities unlimited.

Mitra Ramgopal:

Definitely appreciate the additional color. Just to follow up a little more on the acquisition front. Given that insurers like Anthem, etc., are going to be focusing more on the outpatient imaging, do you see that potentially driving up valuations as you look at the opportunities for acquisitions?

Dr. Howard G. Berger:

I don't think it drives up the cost of acquisitions if that's what you're referring to for us. I think we're very disciplined in what I believe we will consider in the way of an acquisition. As Mark mentioned, that's what our plan and philosophy has been now for many years. When you look at what the impact of this might be to a smaller Operator, I don't think it necessarily makes them more costly for us as an acquisition candidate. What they become of increased benefit for us is additional capacity to the extent that the capacity constraints add our existing facilities are further taxed. For us, I think looking at any acquisition will take into account adding capacity as much as it does look at it from a pure financial and accretive standpoint. But, I would not expect the acquisitions would become more costly for us.

Mark D. Stolper:

What I think it does, Mitra, is it is a catalyst for more health systems who are losing volume to the outpatient players to have conversations with outpatient players who are already established in the marketplace to have more joint venture opportunities be evaluated.

We're seeing more and more interest from hospitals, health systems to talk with us to try to essentially recapture business that they see migrating out of their hospital campuses into the outpatient facilities. We did that with Cedars earlier in the year by establishing two joint ventures with them in Los Angeles. One in the Santa Monica marketplace, the other in the San Fernando Valley of Los Angeles, and Cedars, as an example, which is not dissimilar to what we're seeing with some other health systems, are trying to go beyond their four walls and have satellite offices, buying physician practices, other specialty providers so that they can be more of an integrated health system and solution as opposed to just be an inpatient processor of patients within their hospital campuses.

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Mitra Ramgopal:

Okay. No, thanks a lot for that. Okay. Mark, you've mentioned earlier, I think that there are a few opportunities for you in terms of go into your customers and negotiate pricing. Do you see the story in terms of the top line still essentially being volume-driven or you feel more comfortable now that pricing can actually become a little more of a catalyst holding Medicare rates neutral?

Mark D. Stolper:

I think both. I think we have had—we did get some pricing increases this year in a couple of our East Coast markets, most notably our New Jersey marketplace as we have—as we have demonstrated our importance and our strength in that market. As insurance companies are interested in directing business to the lower cost providers, it's more of a volume play for them as opposed to a pricing play, meaning that they—when hospitals are charging multiples of the price of what outpatient providers are charging, the insurance companies are okay with providing long-term stable pricing and pricing increases to the outpatient players if they can drive more of that volume into the outpatient players.

We're working with some of the major insurance companies in ways to design plans, whether it be with different copays or lower office visits fees in order to drive and direct more of the business to us. With these discussions, in many cases, they're willing to give us increases to help them do that. I see next year, I mean, we haven't set our guidance yet, but there's no doubt in my mind that our revenue will be higher next year and that's going to be a function, certainly, of volume but I do believe there are some opportunity on the pricing side as well.

Mitra Ramgopal:

Okay. Thanks again for taking the question.

Operator:

Thank you. Your next question comes from Ed Kressler with Angelo Gordon. Please go ahead.

Ed Kressler:

Good morning guys. Thanks for having the call. One of the themes coming out of the hospital reporting in Q3 was payer mix shift. I was wondering if you guys are seeing any of that.

Mark D. Stolper:

Mix shift between government and non-government payers or...

Ed Kressler:

Away from commercial towards government.

Mark D. Stolper:

Yes. We haven't seen that. In the back of our press release, we released our quarterly payer mix. If you look at the government payer, meaning Medicare, it's right at 20% relative to our total net revenue. It's been, I would say between 19% and 21% now for several years. We haven't seen anything like that. I'm curious to know why hospitals would be seeing that. Perhaps it's related to the shift that we've been talking about in more and more services going to the ambulatory non-hospital-based providers, and so that the sicker patients are being seen within the hospitals. Obviously, the Medicare, the older patients are sicker in general. Perhaps you're seeing a mixed shift there because the ambulatory patients are going into the freestanding locations.

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Ed Kressler:

Right. Right. Yes. We're seeing it on the ambulatory surgery center side too. So it's—I think they're all scratching their heads. I am and that's why I'm asking the question. But I appreciate the feedback. Cap ex, are we—do you kind of think we're at run rate here or are there any kind of one-time issues in 2017 that may had affected it?

Dr. Howard G. Berger:

Yes. I think there were some items in 2017. We have the challenge of transitioning most of our x-ray systems that we're using, what, for the last decade or so were called computed radiography tools to digital radiology tools that CMS mandated that unless you made that conversion, there was going to be a reduction in your reimbursement for x-rays if you did not make that transition. That was a very aggressive and substantial part of our 2017 cap ex. I'm happy to say we have completed that now so that the Company has no exposure to any reimbursement reductions from CMS as a result of that new policy. That could easily have accounted for in the neighborhood of $7 million or $8 million or maybe even more of our cap ex this year that will not be necessary in 2018.

Ed Kressler:

Got you. Thank you for that. Finally, on the cost side. Are you seeing any labor cost pressure overall? Or are you staying essentially flat?

Dr. Howard G. Berger:

I think there is some labor cost pressure. The marketplace is much more of a buyers than a sellers. In other words, the work pool, I think as we—has tightened up in the marketplace and hospitals, out of desperation, are continuing to pay substantially more because they were getting differentially substantially greater reimbursement than the outpatient providers, particularly than imaging were. That has been some of the competitive factors. My guess is that I think that it's going to loosen up here because several systems that we're aware of are starting to pay out workforce reductions in the number of people. They're staffing their radiology facilities, primarily as a result of what they anticipated are lower volumes as the outpatient business transitions to the freestanding facilities. The answer is yes. I think there has been some upward pressure on our salary structure, but I think it'll be somewhat transitory and will be a different playing field probably in the next 12 to 24 months.

Mark D. Stolper:

We've also, Ed, beefed up some areas within our Company. We've added some salaries. Most notably in our reimbursement operations where we've added people in the areas of self-pay, payment posting and general Management oversight. We've made some investments given that it's becoming more and more difficult to bill and collect the money on these days, particularly because of the proliferation of these high-deductible health plans that the patients are choosing more frequently that we've had to make some investments on the salary front to deal with some of those issues.

Ed Kressler:

Terrific. Thanks for the color guys.

Dr. Howard G. Berger:

Thank you.

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Operator:

As a reminder that is star, one if you would like to ask a question on the call. We will pause for just a moment.

Gentlemen, it appears we have no further questions at this time.

Dr. Howard G. Berger:

Thank you, Operator. Again, I would like to take this opportunity to thank all of our shareholders for their continued support and employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today, and I look forward to our next call.

Operator:

Once again, that does conclude today's conference call. We thank you for your participation. You may now disconnect.

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